SYNALLOY CORPORATION
2012 Short-Term Cash Incentive and Options Plan

1.
Purpose. This Short-Term Cash Incentive and Options Plan (the “Incentive Plan”) is intended to provide key executive employees of Synalloy Corporation (the “Company”, which term shall include Synalloy Corporation and any of its affiliates or subsidiaries) the opportunity to participate in the Company's profitability, future prosperity and growth. The purpose of the Incentive Plan is to provide short and long-term incentive for gain through outstanding service to the Company and its shareholders, and to assist in attracting and retaining executives of ability and initiative.

2.
Administration. The Incentive Plan shall be administered by the Company's Compensation & Long Term Incentive Committee (the “Committee”). The same restrictions set forth in the Company's 2011 Long-Term Incentive Stock Option Plan (the “Stock Option Plan”), previously approved by the Company's Board of Directors and shareholders, applicable to Committee members shall also apply under this Incentive Plan. To the extent this Incentive Plan differs from or is inconsistent with the Stock Option Plan, the terms and provisions of the Stock Option Plan shall govern. The Committee shall have complete authority and discretion to interpret all provisions of this Incentive Plan consistent with law and the Stock Option Plan, to prescribe the form of instruments evidencing the stock options that may be granted under this Incentive Plan and pursuant to the Stock Option Plan, to adopt, amend, and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for the administration of the Incentive Plan. No member of the Committee shall be liable for any action or determination in respect thereto, if made in good faith, and shall be entitled to indemnification by the Company with respect to all matters arising from his service on the Committee to the fullest extent allowable under the Company's charter documents and applicable law.

3.
Eligibility. Any salaried employee of the Company who in the judgment of the Committee occupies a management position in which his or her efforts contribute to the profit and growth of the Company may be eligible to participate in the Incentive Plan. The named participants to this Incentive Plan shall be recommended by the division Presidents and the CEO, and approved by the Committee. The key metric used to measure management performance in a particular division or the Company as a whole, as the case may be, is net income before income taxes or “NIBIT” as more fully described in the Company's Proxy Statement. The NIBIT target ranges described herein are derived from the Company's annual budget approved by the Company's Board of Directors and are exclusive of and calculated prior to allocation of the cash and stock option incentives payable to all executives participating in the Incentive Plan. Exhibit A to this Incentive Plan, as may be amended from time to time by the Committee, sets forth the annual NIBIT target range and named participants' assigned percentage of the cash and stock option incentives. The Committee, upon recommendation from the Company's CEO, shall have the discretion to determine to what extent, if any, persons employed on a part-time or consulting basis will be eligible to participate in the Incentive Plan.

4.
Cash Incentive Pool. At the beginning of the year, for each division, including Corporate, the division Presidents will identify the executives who they recommend to participate in each division's cash incentive pool with input from the CEO, and the CEO will recommend the executives who will participate in the Corporate division's cash incentive pool. Additionally, each recommended participant will be allocated a percentage of the division's cash incentive pool. The recommended allocations will be completed at the beginning of each year by the division Presidents, with input and review from the CEO. The CEO will prepare the recommended allocation for the Corporate division. These recommendations will be submitted to the Committee no later than two weeks prior to the February Board of Director's meeting. The Committee will review and approve, amend or reject the recommendations of the division Presidents and the CEO. The CEO's incentive calculation will be handled separately from the Corporate division and will be approved by the Committee.

A.
NIBIT Allocations. At the beginning of each year, the Company's Board of Directors will approve the upcoming year's budget that shall include the NIBIT target range for each division and for the Company as a whole (each, a “Target Range”). The applicable Target Range for each division, as approved by the Board of Directors, is set forth on Exhibit A attached hereto. Each division cash incentive pool shall equal a designated percentage of NIBIT achieved by that division, or in the case of the Corporate division, achieved by the Company as a whole. Upon the division Presidents and CEO's recommendation, the Committee will establish the percentage of NIBIT that will comprise the cash incentive pool for each division and the Company as a whole (each, an “Incentive Pool Percentage”). The applicable Incentive Pool Percentages for each division are set forth below. Each Target Range will include three levels with corresponding Incentive Pool Percentages: (i) Below Target; (ii) On Target; and, (iii) Above Target. Wherever NIBIT falls (Below Target, On Target, or Above Target), the Incentive Pool Percentage for that applicable Target Range will apply to all dollars of profit beginning with the first dollar, computed using the applicable Incentive Pool Percentage.

B.	Cash Incentive Pool Percentages (excluding inventory adjustments)*:

Division    Below Target    On Target    Above Target
General Metals Segment    1.50%    3.50%    5.50%
K. Pennington-Metals Segment    1.00%    1.50%    2.00%
Palmer    2.50%    5.00%    7.00%
MCC    2.50%    5.00%    7.50%
Corporate    1.25%    2.00%    3.00%
CEO    1.00%    2.00%    2.75%

C.
Downward Adjustments to the Cash Incentive Pool. Each division President, upon approval by the CEO, has the authority to reduce an individual executive's cash incentive bonus for material underperformance against personal goals. Additionally, at the operating division level, the Corporate division level and for the CEO and other Company executives that may be identified individually, each cash incentive pool may be reduced for poor performance in two areas as detailed below: Safety and Inventory Turns.

i.
For every lost time accident during the year, the cash incentive pool for that division will be reduced by 5%. The cash incentive pool for the Corporate division and the CEO will be reduced as well by taking the division with the largest number of lost time accidents and multiplying the number of lost time accidents times 5. For example, if BRISMET has the largest number of accidents at 3, then the Corporate division and the CEO's cash incentive pool will be reduced by 15%.

ii.
An inventory turn target will be established for each division, where applicable, and will be set forth on Exhibit A. These inventory turn targets will be established by the CEO and division Presidents and approved by the Committee. If the inventory turns come in less than the target, the applicable division's cash incentive pool shall be reduced by 10%. If the inventory turns for the entire company are less than the targeted inventory turns, then the cash incentive pool for the Corporate division and the CEO will be reduced by 10% as well.

D.
Inventory Profits or Losses. The NIBIT calculations shall exclude any inventory profits or losses applicable to the BRISMET division as set forth in this section. NIBIT calculations for the BRISMET division will be reduced on a dollar for dollar basis by the amount of inventory profits in that division, and the appropriate Target Range will be selected based on such reduced NIBIT calculation. Likewise, NIBIT calculations for the BRISMET division will be increased on a dollar for dollar basis by the amount of inventory losses in that division, and the appropriate Target Range will be selected based on such increased NIBIT calculation.

5.
Stock Options (Long-Term Incentives). To the extent stock options are available under the Stock Option Plan previously approved by the shareholders, stock options of Company stock will be issued as provided herein. All terms, conditions and restrictions set forth in the Stock Option Plan shall apply to any and all stock options issued pursuant to this Incentive Plan. Those executives eligible to receive bonus payments from the cash incentive pool under this Incentive Plan Stock options are eligible to receive stock options. Stock options will be issued in only those years where On Target or Above Target NIBIT is achieved in a particular division, or Company as a whole, depending upon the position of a particular executive. No stock options will be issued when NIBIT is Below Target.

6.
Stock Options Schedule. Stock options shall be granted based on the schedule below. The percentages set forth below represent a percentage of each particular executive's base salary (i.e., base salary exclusive of bonuses) for the year under consideration.

Position    Below Target    On Target    Above Target
CEO    0.00%    25.00%    37.50%
CFO    0.00%    20.00%    30.00%
DIV PRES / GM    0.00%    20.00%    30.00%
SEC/HR    0.00%    15.00%    22.50%
Others    0.00%    10.00%    15.00%

* See Exhibits A and B attached hereto for complete details.

7.
Mid-Year Acquisition Adjustments. The Company, from time to time, may acquire another business or operating division mid-year, which acquisition will not be budgeted or accounted for in the Target Ranges that are established at the beginning of the fiscal year. Upon consultation with the CEO and division Presidents, the Committee shall amend the applicable Target Ranges to account for any and all mid-year acquisitions. Specifically, the Committee will update the applicable Target Ranges to account for the pro-forma NIBIT expected from each acquisition for the remainder of the current calendar year. The Company's practice is to allocate unbudgeted one-time expenses associated with a mid-year acquisition to the Corporate division only. In determining the actual year-end NIBIT calculation for the Corporate division and the CEO, the Committee will add back the one-time costs associated with each acquisition incurred during the year in question but not previously budgeted. The amount of one-time expenses to be added back will be approved by the Committee and will include only those expenses that were incurred as a direct result of completing the acquisition. In the event these one-time expenses extend from one calendar year to the next, the accrued one-time expenses associated with the acquisition from each year will be added back to the applicable year's NIBIT calculations for the Corporate division and the CEO.

8.
General Provisions. Neither the adoption of this Incentive Plan nor its operation, nor any document describing or referring to this Incentive Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Company or any subsidiary, or shall in any way affect the right and power of the Company to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Company might have done if this Incentive Plan had not been adopted.

9.
Duration and Amendment of the Incentive Plan. Unless previously terminated by the Committee, the Incentive Plan shall be effective for the fiscal year specified in the Incentive Plan. The Committee may alter, amend, or terminate this Incentive Plan, including any exhibits attached hereto, at any time. Any stock options granted prior to the termination of this Incentive Plan shall remain valid thereafter in accordance with their terms and the Stock Option Plan.